Exhibit 99.1

NEWS RELEASE	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces Organizational and Leadership Changes

•	Changes align with plans to build on company’s strength as a product innovator

•	Simplified structure achieves cost efficiencies, supports enhanced commercial strategy and allows the company to better serve customers

HOUSTON – (May 25, 2016) – Baker Hughes Incorporated (BHI: NYSE) announced today changes to its organizational structure and senior leadership team. The changes follow the company’s May 2 announcement of its plans to capitalize on its leadership position as a product innovator by simplifying its business structure, reducing costs and enhancing its commercial strategy.

Changes include:

Baker Hughes has consolidated its previous regional operations structure into one global organization with responsibility for driving outstanding operational performance, exceptional service and sales execution, as well as delivering strong operating profits. Belgacem Chariag, who most recently was the company’s Vice President and Chief Integration Officer, will serve as President, Global Operations.

Baker Hughes has combined its Technology and Global Products and Services (GPS) organizations to create one global organization responsible for strengthening the company’s technology commercialization and investment strategy. Arthur Soucy, previously President, Europe, Africa and Russia Caspian (EARC) region at Baker Hughes, will serve as President, Products and Technology. He also will be responsible for optimizing the company’s supply chain and procurement capabilities.

Derek Mathieson will serve as Chief Commercial Officer of the newly formed Commercial Strategy organization. In this role, Mathieson will lead the commercial growth strategy for the company with responsibility for developing a broader range of sales channels for its products and technology. Mathieson, who previously served as Vice President, Chief Technology and Marketing Officer, also will lead future business incubation efforts as well as corporate development planning and implementation.

NEWS RELEASE	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Richard Williams, formerly the President of the company’s North America region, will play a critical role in the organizational transitions outlined above. Serving as Senior Advisor to the company’s Executive Leadership Team, Williams will use his extensive operational experience to assist the company in implementing these changes without disruption to operational performance or customer commitments.

“These changes to our organizational design and leadership team demonstrate that we are moving quickly and decisively to execute on the strategy we outlined earlier this month,” said Martin Craighead, Chairman and Chief Executive Officer of Baker Hughes. “While we have more hard work ahead of us, the entire Baker Hughes team is committed to building on our strong foundation as a product innovator to deliver outstanding performance to our customers and significant value to our shareholders.”

All changes noted above were effective as of May 24, 2016.

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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 39,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit: www.bakerhughes.com.

CONTACTS:

Media Relations: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com

Investor Relations: Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com